UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2008

OPLINK COMMUNICATIONS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

46335 Landing Parkway, Fremont, California		94538
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-933-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 18, 2008, (the "Closing Date"), Optical Communication Products, Inc. ("OCP"), a wholly-owned subsidiary of Oplink Communications, Inc. (the "Registrant"), completed its sale to DS Ventures, LLC (the "Buyer") of OCP’s property located at 6101 Variel Avenue, Los Angeles, California, including the approximately 148,671-square-foot industrial/office building located on the site, the underlying land and all improvements thereto (the "Property").

The total sale price for the Property was $28,000,000, which was paid in cash and the issuance by the Buyer of an unsecured promissory note in the amount of $1,250,000. Net cash proceeds to OCP from the sale of the Property were $26,148,375 (after broker’s commission, transfer taxes, title insurance and other closing costs, and excluding the $1,250,000 promissory note being held by OCP).

Concurrently with the execution of the purchase and sale agreement for the sale of the Property, OCP entered into a Standard Industrial/Commercial Single-Tenant Lease—Net (the "Lease Agreement") with the Buyer pursuant to which OCP is leasing back the Property from the Buyer to use in the normal course of OCP’s business. The term of the Lease Agreement commenced on the Closing Date and will continue for 18 months thereafter unless earlier terminated by OCP, with OCP having a right to terminate the Lease Agreement at any time 6 or more months after the commencement date. The base rent per the Lease Agreement is fixed at $100,000 per month.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.

January 25, 2008	By:	/s/ Shirley Yin

Name: Shirley Yin
Title: Chief Financial Officer